FILED PURSUANT TO RULE 433

File No. 333-224495

CITIGROUP INC. $2,500,000,000 4.650% SENIOR NOTES DUE 2048

Terms and Conditions

Issuer:	Citigroup Inc.

Ratings*:	Baa1 / BBB+ / A (Positive Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch)

Ranking:	Senior

Trade Date:	July 16, 2018

Settlement Date:	July 23, 2018 (T+5 days)

Maturity:	July 23, 2048

Par Amount:	$2,500,000,000

Treasury Benchmark:	3.000% due February 15, 2048

Treasury Price:	$100-29+

Treasury Yield:	2.953%

Re-offer Spread to Benchmark:	T30+170 bp

Re-offer Yield:	4.653%

Semi-Annual Coupon:	4.650%

Public Offering Price:	99.952%

Net Proceeds to Citigroup:	$2,476,925,000 (before expenses)

Interest Payment Dates:	The 23rd of each January and July, beginning January 23, 2019. Following business day convention applicable

Day Count:	30 / 360

Defeasance:	Applicable. Provisions of Sections 12.02 and 12.03 of the Indenture apply

Redemption at Issuer Option:

We may redeem the notes, at our option, in whole at any time or in part from time to time, on or after January 23, 2019 and prior to June 23, 2048, at a redemption price equal to the sum of (i) 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption; and (ii) the Make-Whole Amount (as defined in the Issuer’s Prospectus dated May 14, 2018 (the “Prospectus”)), if any, with respect to such notes. The Reinvestment Rate (as defined in the Prospectus) will equal the Treasury Yield defined therein calculated to June 23, 2048, plus 0.30%.

We may redeem the notes, at our option, in whole, but not in part, on or after June 23, 2048 at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Redemption for Tax Purposes:	We may redeem the notes, at our option, in whole at any time, but not in part, at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption, if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons.

Sinking Fund:	Not applicable

Listing:	Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange

Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof

CUSIP:	172967MD0

ISIN:	US172967MD09

Sole Book Manager:	Citigroup Global Markets Inc.

Senior Co-Managers:	Barclays Capital Inc. BMO Capital Markets Corp. Lloyds Securities Inc. Scotia Capital (USA) Inc. Standard Chartered Bank UBS Securities LLC
UniCredit Capital Markets LLC

CITIGROUP INC. $2,500,000,000 4.650% SENIOR NOTES DUE 2048

Junior Co-Managers:

Academy Securities, Inc.

C.L. King & Associates, Inc.

Cabrera Capital Markets, LLC

Capital One Securities, Inc.

CastleOak Securities, L.P.

CIBC World Markets Corp.

Commonwealth Bank of Australia

Credit Suisse Securities (USA) LLC

Great Pacific Securities

The Huntington Investment Company

ICBC Standard Bank Plc

MFR Securities, Inc.

Mizuho Securities USA LLC

SG Americas Securities, LLC

Siebert Cisneros Shank & Co., L.L.C.

Skandinaviska Enskilda Banken AB (publ)

SMBC Nikko Securities America, Inc.

Swedbank AB (publ)

Westpac Capital Markets LLC

*Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-224495. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.